EXHIBIT 99.1

NEWS RELEASE

Contact: Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FISCAL 2014 FIRST-QUARTER  RESULTS

MONROE, MI., August 20, 2013—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal 2014 first quarter ended July 27, 2013.

Fiscal 2014 first-quarter highlights:

•	Consolidated sales for the first quarter increased 5.8% compared with the fiscal 2013 first quarter;
•	Same-store written sales for the La-Z-Boy Furniture Galleries® store network increased 12.7% for the first quarter on top of a 9.2% increase in last year’s first quarter;
•	Consolidated operating income increased 94% to $14.8 million from $7.6 million in the fiscal 2013 first quarter;
•	The upholstery segment posted an 8.7% operating margin versus 6.5% in last year’s first quarter;
•	The retail segment posted operating income of $1.9 million, with a 2.9% operating margin, compared with an operating loss of $2.0 million, or a (3.5%) operating margin, in last year’s first quarter; and
•	The company generated cash from operations of $13.0 million during the quarter.

Sales for the fiscal 2014 first quarter were $318.9 million, up 5.8% compared with the prior year’s first quarter.  The company reported net income attributable to La-Z-Boy Incorporated of $9.6 million, or $0.18 per diluted share compared with last year’s first quarter results of $4.4 million, or $0.08 per diluted share.

Kurt L. Darrow, Chairman, President and Chief Executive Officer of La-Z-Boy, said, “The momentum in our business continued through what is typically a seasonally slower quarter and we are pleased with the improved year-over-year sales and earnings results.  In addition to harnessing the power of our brand, our efforts to broaden our consumer base with product introductions of compelling, stylish, on-trend furniture are enabling us to gain market share.  At the same time, our results demonstrate the strength of our integrated retail strategy and the efficiencies of our manufacturing platform, both of which position us well for ongoing growth and profitability.”

Wholesale Segments

For the fiscal 2014 first quarter, sales in the company’s upholstery segment increased 7.0% to $254.9 million from $238.2 million in the prior year’s first quarter.  The operating margin for the quarter increased to 8.7% compared with 6.5% in last year’s first quarter.  In the casegoods segment, sales for the fiscal 2014 first quarter were $29.4 million, down 14.9% from $34.6 million in the fiscal 2013 first quarter, and the operating margin for the segment declined to 1.9% from 3.7% in last year’s first quarter.

Darrow commented, “This quarter marks two and a half years of double-digit same-store sales growth for the La-Z-Boy Furniture Galleries® network of stores, which coincides with the launch of our Live life comfortably advertising campaign.  Throughout the duration of the campaign, we consistently increased our advertising spend, equating to additional weeks on television, and will plan to make further strategic investments to support our growth initiatives.  The campaign is delivering results, highlighting the broad range of great-looking furniture we offer in addition to our iconic recliner.  On the merchandising side, our efforts have been focused on a steady cadence of stationary product introductions as we see more strength and opportunities in this category versus motion, although that business is also exhibiting steady growth.  On the operating side of the business, disciplines remain in place to control costs while our conversion on incremental volume is indicative of the efficiencies produced by our lean manufacturing facilities, which will be leveraged as the business grows.”

Darrow added, “Sales in the casegoods segment remain challenged, although we do believe that as the housing market continues to improve, the wood business across the industry will be a beneficiary given it was the hardest hit in the macroeconomic downturn.  We are continuing to evolve our product line and are aggressively shifting the style mix of our four casegoods brands, with the expansion of more casual and transitional design offerings, which we believe will appeal to younger consumers and better reflect today’s casual lifestyle.    On the operating side, although sales decreased for the quarter, our primarily variable cost structure enabled us to maintain profitability for the period.”

Retail Segment

For the fiscal 2014 first quarter, retail delivered sales were $66.3 million, up 16.0% compared with the first quarter of last year. The southern Ohio stores contributed 11.5 percentage points of the 16% sales increase during the quarter.  The retail segment posted an operating profit of $1.9 million, or an operating margin of 2.9% for the quarter.  This compares with an operating loss of $2.0 million, or an operating margin of (3.5%) in last year’s first quarter.

Darrow stated, “The performance in our retail segment has been on a steady upward trajectory and this quarter marks the 18th consecutive quarterly improvement over prior-year performance and third straight profitable quarter.  We are particularly pleased that the segment was profitable in what is typically our seasonally slowest quarter. Increases in traffic and average ticket, as well as other key metrics, including a more favorable merchandising mix which enhanced our gross margin performance, led to improved results. Given the high fixed-cost structure related to SG&A in the segment, additional volume will allow us to leverage those costs nicely and further contribute to the blended margin we are achieving through our integrated retail model.”

La-Z-Boy Furniture Galleries® Stores Network

System-wide, for the first quarter of fiscal 2014, including company-owned and independent-licensed stores, same-store written sales, which the company tracks as an indicator of retail activity, were up 12.7% versus last year’s first quarter.

Total written sales, which include new and closed stores, were up 13.2% for the first quarter. At the end of the first quarter, the La-Z-Boy Furniture Galleries® store system was composed of 312 stand-alone stores.

For fiscal 2014, the La-Z-Boy Furniture Galleries® store network, including company-owned and independent-licensed stores, is planning for approximately 20 store projects, including openings, remodels and relocations.  In the fiscal 2014 first quarter, one new store was opened, one store was relocated and two stores were closed.  At the end of the quarter, 16 stores of the total 312 were in the new concept design format introduced in 2011.

Balance Sheet and Cash Flow

During the quarter, the company generated $13.0 million in cash from operating activities and ended the quarter with $139.5 million in cash and cash equivalents, $27.7 million in investments to enhance returns on cash and $12.7 million in restricted cash.  Total debt stood at $8.0 million and the company’s debt to capital ratio was 1.6%, equal to the prior quarter.  During the quarter, the company purchased approximately 365,000 shares of stock in the open market under its existing authorized share purchase program, leaving 3.8 million shares remaining in the program.

Business Outlook

Darrow stated, “We are optimistic about the business of La-Z-Boy Incorporated as we move into the stronger fall selling season and are confident we have the right strategy in place to drive profitable growth for the long term.  We are aggressively pursuing the execution of our store expansion program through our “4-4-5” strategy – 400 stores across the La-Z-Boy Furniture Galleries® network, averaging $4 million in sales per store, in five years – while realizing the efficiencies associated with our lean manufacturing platform.  Given the success of our advertising campaign, as it continues to generate more recognition and awareness of La-Z-Boy’s broad product offering, we believe we are well positioned to capitalize on a strengthening economy, particularly as housing continues to recover, and deliver improved results as an integrated retailer.”

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, August 21, 2013, at 8:30 a.m. eastern time.  The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La‑Z‑Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) speed of economic recovery or the possibility of another recession; (c) changes in the real estate and credit markets and their effects on our customers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports; (g) interest rate and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions; (i) any court actions requiring us to return any of the Continued Dumping and Subsidy Offset Act distributions we have received; (j) changes in the domestic or international regulatory environment; (k) adoption of new accounting principles; (l) severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (m) our ability to procure fabric rolls and leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (n) fluctuations in our stock price; (o) information technology conversions or system failures; (p) effects of our brand awareness and marketing programs; (q) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (r) litigation arising out of alleged defects in our products; (s) our ability to locate new La-Z-Boy Furniture Galleries® stores (or store owners) and negotiate favorable lease terms for new or existing locations; (t) our ability to successfully integrate acquired businesses and realize the benefit of anticipated synergies; and (u) those matters discussed in Item 1A of our fiscal 2013 Annual Report on Form 10-K and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-sec.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-alerts&t=&id=&.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery segment companies are La-Z-Boy, England and Bauhaus. The Casegoods segment consists of four brands: American Drew, Lea, Hammary and Kincaid. The company-owned Retail segment includes 93 of the 312 La-Z-Boy Furniture Galleries® stores.

The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 312 stand-alone La-Z-Boy Furniture Galleries® stores and 567 independent Comfort Studios® locations, in addition to in-store gallery programs for Kincaid, England and Lea.  Additional information is available at http://www.la-z-boy.com/.

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